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                                                                   EXHIBIT 10.23


                                      CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR
                                 PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2
                           UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


                                  LICENSE AGREEMENT

     LICENSE AGREEMENT dated as of September 14, 1998 (the "Effective Date"), by and between BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 2190 Parkway Lake Drive, Birmingham, Alabama 35244 (hereinafter referred to as "BIOCRYST") and ORTHO-McNEIL PHARMACEUTICAL, INC., a Delaware corporation having its principal office at U.S. Route 202, Raritan, NJ 08869 and THE R. W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE, a division of ORTHO-McNEIL PHARMACEUTICAL, INC., having its principal place of business at U.S. Route 202, Raritan, NJ 08869 (hereinafter collectively referred to as "ORTHO"). BIOCRYST and ORTHO are sometimes referred to herein individually or as a "Party" and collectively as the "Parties" and all references to BIOCRYST and ORTHO shall include their respective Affiliates (hereinafter defined), where appropriate under the terms of this Agreement.

                                 W I T N E S S E T H

     WHEREAS, ORTHO is a part of the multinational health care company Johnson & Johnson, with research, development and marketing activities worldwide, and ORTHO desires to obtain for itself and its Affiliates rights to additional products for sale;

     WHEREAS, BIOCRYST is developing through its research activities certain neuraminidase inhibitors and has the right to grant rights and licenses under certain Licensed Patents (hereinafter defined) and Existing Know-How (hereinafter defined);

     WHEREAS, ORTHO has expressed to BIOCRYST its interest in obtaining from BIOCRYST certain rights and licenses to develop, use, manufacture, formulate, market, sell and distribute Licensed Products (hereinafter defined) in the Territory (hereinafter defined);

     WHEREAS, Johnson and Johnson Development Corporation, in connection therewith, is interested in making a $6,000,000 equity investment in BIOCRYST upon terms and conditions set forth in a certain Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith attached as an exhibit to a certain Master Agreement between BIOCRYST and Johnson and Johnson Development Corporation; and

     WHEREAS, BIOCRYST is willing to (i) grant such rights and licenses to ORTHO under the terms and conditions hereinafter set forth and (ii) issue to Johnson and Johnson Development Corporation shares of stock in BIOCRYST upon the terms and conditions set forth in the Stock Purchase Agreement.

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     NOW, THEREFORE, in consideration of the foregoing premises, mutual promises, covenants and agreement hereinafter set forth, both Parties to this Agreement mutually agree as follows:

ARTICLE 1 - DEFINITIONS

     The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meanings set forth in this Article:

     1.1 "AFFILIATE" shall mean any entity which directly or indirectly controls, or is controlled by, or is under common control with another entity. For purposes of this Agreement, an entity is deemed to be in control of another entity if the former owns directly or indirectly more than fifty percent (50%) of the outstanding voting equity or owns more than fifty percent (50%) of the assets of the latter, but in each case only for so long as such control exists. ORTHO is currently an Affiliate of Johnson & Johnson, a New Jersey corporation.

1.2  "AGREEMENT" shall mean this License Agreement.

1.3 "APPROVAL LETTER" shall mean written notice by the FDA, including labeling approval, which signifies all necessary approvals by the FDA on an NDA required to market the Licensed Product.

1.4 "DEVELOPMENT" shall mean those activities related to formulating a product containing a neuraminidase inhibitor, characterizing the properties of such a product and/or identifying a particular method to manufacture such a product and shall include but not be limited to synthesis of product for development purposes, preclinical testing, toxicology, formulation, bulk production, manufacturing process development, quality assurance and quality control, technical support, pharmacokinetics, clinical studies and regulatory affairs.

1.5 "EXISTING COMPOUNDS" shall mean any and all of the chemical compounds claimed in the Existing Patents, and shall also include all salts, esters, isomers, metabolites and pro-drug forms thereof.

1.6 "EXISTING KNOW-HOW" shall mean any and all Know-How (as hereinafter defined) relating to the Existing Compounds, neuraminidase receptor sites, neuraminidase inhibitors and the formulation, manufacture and use thereof held by BIOCRYST as of the Effective Date.

1.7 "EXISTING PATENTS" shall mean any and all of the following: (a) the United States patents listed in Schedule 1A; (b) the United States patent applications listed in Schedule 1B and any division, continuation, or continuation-in-part of any such application and any patent which shall issue based on such application, division, continuation or continuation-in-part; (c) any patent which is a reissue or extension of or a patent of addition to, any patent defined in (a) or (b) above; and (d) any patent application or patent

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     corresponding to any patent application or patent identified in (a), (b), or (c), above which is filed or issued in any country in the Territory. The term "Existing Patents" shall also include any Supplementary Certificate of Protection of a Member State of the European Community and other similar protective rights in any other country of the Territory to the extent that they protect any invention or discovery that is also claimed in any of the patents or patent applications defined in (a), (b), (c) or
     (d) above.

1.8 "FDA" shall mean the United States Food & Drug Administration and when appropriate hereinafter shall also mean any corresponding regulatory agency in any country in the Territory.

1.9 "FIELDS" shall mean the Influenza Field and the Non-Influenza Field, collectively.

1.10 "IMPROVEMENTS" shall mean any and all of the following to the extent made, licensed or acquired by BIOCRYST during the term of this Agreement: (i) an improvement upon or modification to the inventions and discoveries disclosed or claimed in any of the Existing Patents; (ii) an improvement upon or modification to any of the Existing Know-How; and (iii) any chemical compound which is a neuraminidase inhibitor and which is useful in the Influenza Field.

1.11 "IMPROVEMENT PATENT" shall mean any and all of the following: (a) any patent that claims an Improvement; (b) any patent application that claims an Improvement and any division, continuation, or continuation-in-part of any such application and any patent which shall issue based on such application, division, continuation or continuation-in-part; (c) any patent which is a reissue or extension of or a patent of addition to, any patent or patent application defined in (a) or (b) above; and (d) any patent application or patent corresponding to any patent application or patent identified in (a), (b), or (c), above which is filed or issued in any country in the Territory. The term "Improvement Patent" shall also include any Supplementary Certificate of Protection of a Member State of the European Community and other similar protective rights in any other country of the Territory to the extent that that they protect any invention or discovery that is or was also claimed in any of the patents or patent applications defined in (a), (b), (c) or (d) above.

1.12 "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. Section
     312.3 as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

1.13 "INFLUENZA FIELD" shall mean the use of neuraminidase inhibitors for the diagnosis, prevention, treatment or amelioration of influenza.

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1.14 "JOINT INVENTIONS" shall mean any and all inventions and discoveries either
     (a) made jointly by personnel of ORTHO and BIOCRYST or (b) deemed to be Joint Inventions pursuant to Section 3.2 herein.

1.15 "JOINT PATENTS" shall mean any and all of the following: (a) any patent that claims a Joint Invention; (b) any patent application that claims a Joint Invention and any division, continuation, or continuation-in-part of any such application and any patent which shall issue based on such application, division, continuation or continuation-in-part; (c) any patent which is a reissue or extension of or a patent of addition to, any patent or patent application defined in (a) or (b) above; and (d) any patent application or patent corresponding to any patent application or patent identified in (a), (b), or (c), above which is filed or issued in any country in the Territory. The term "Joint Patent" shall also include any Supplementary Certificate of Protection of a Member State of the European Community and other similar protective rights in any other country of the Territory to the extent that that they protect any invention or discovery that is or was also claimed in any of the patents or patent applications defined in (a), (b), (c) or (d) above.

1.16 KNOW-HOW" shall mean any and all information, processes, techniques, data, methods, materials, compositions, and trade secrets, including but not limited to the toxicological, pharmacological, clinical and chemical data, specifications, medical uses, adverse reactions, formulations and quality control.

1.17 "LEAD COMPOUNDS" shall mean those certain compounds identified as BCX 1812, 1827, 1898 and 1923.

1.18 "LICENSED PATENTS" shall mean collectively, the Existing Patents, any Improvement Patents and any Joint Patents.

1.19 "LICENSED PRODUCT(s)" shall mean any and all Neuraminidase Inhibitor Products that are either (i)Existing Compounds or are otherwise claimed in a Licensed Patent or (ii) were developed using, or embody or utilize, Existing Know-How, an Improvement or a Joint Invention. For the purposes of this Agreement, Licensed Product shall include OTC Licensed Products and Rx Licensed Products.

1.20 "MAJOR COUNTRY" shall mean [***]

1.21 "NDA" shall mean a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Licensed Product which are necessary for or included in, FDA approval to market Licensed Product as more fully defined in 21 C.F.R. Sections 314.50 et seq. as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

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1.22 "NET SALES" shall mean the gross amount invoiced by ORTHO, its Affiliates and its sublicensees and distributors for sales of Licensed Product to a Third Party less estimates which will be adjusted to actual on a quarterly basis of: (i) discounts, including cash discounts, discounts to managed care or similar organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid chargebacks, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to distributors (excluding any payments in respect of marketing and other expenses of the distributor) but all solely to the extent attributable to the sale of Licensed Product, (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Licensed Product, including recalls, (iii) taxes (other than taxes on income), duties or other governmental charges levied on or measured by the billing amount when included in billing for Licensed Product, as adjusted for rebates, chargebacks, and refunds, (iv) all shipping and insurance charges paid for delivery of such Licensed Product, to the extent billed, and provisions for uncollectable accounts for Licensed Product determined in accordance with ORTHO's normal accounting procedures consistently applied within and across its pharmaceutical operating units.


     In the event that Licensed Products are sold in the form of combination products containing one or more therapeutically active ingredients other than the Licensed Product or any other neuraminidase inhibitor of influenza, Net Sales for the Licensed Product forming part of such combination products will be calculated on a country-by-country basis by multiplying actual Net Sales of such combination products by the fraction A/(A+B) where A is the gross amount invoiced for the amount of Licensed Product used in the combination if sold separately, and B is the gross amount invoiced for all other active components used in the combination, if sold separately by ORTHO or an Affiliate.

     If on a country-by-country basis the other active component or components in the combination are not sold separately in a country by ORTHO or an Affiliate, Net Sales of the Licensed Product forming part of the combination products shall be calculated by multiplying actual Net Sales of such combination products by the fraction A/C where A is the gross amount invoiced for the Licensed Product used in the combination if sold separately and C is the gross amount invoiced for the combination product.

     If on a country-by-country basis neither the Licensed Product nor the combination product is sold separately in said country by ORTHO or an Affiliate, Net Sales of the Licensed Product forming part of the combination products shall be reasonably determined by allocating value between the Licensed Product and the other active components based on their relative value as determined by the Parties in good faith.


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     The Net Sales of Licensed Product within combination products calculated using the foregoing formula shall be included in the Net Sales of Licensed Product for purposes of Section 4.4 hereof.

1.23 "NON-INFLUENZA FIELD" shall mean the use of neuraminidase inhibitors for the diagnosis, prevention, treatment or amelioration of any indication other than influenza.

1.24 "NEURAMINIDASE INHIBITOR PRODUCT" shall mean any and all products containing neuraminidase inhibitors as well as neuraminidase inhibitors per se.

1.25 "OTC LICENSED PRODUCT" shall mean a Licensed Product that is a non-prescription medicine in the country of sale.

1.26 "PHASE I" shall mean that portion of the FDA submission on which approval will be based which provides for the initial trials assessing the first introduction into humans of Licensed Product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. Section 312.21(a) regardless whether these trials were conducted in or outside the United States.

1.27 "PHASE II" shall mean that portion of the FDA submission on which approval of an NDA will be based which provide for the adequate initial trials of Licensed Product on a limited number of patients and/or healthy volunteers for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined in 21 C.F.R.
     Section 312.21(b).

1.28 "PHASE III" shall mean that portion of the FDA submission on which approval of an NDA will be based which provides for the well-controlled clinical trials of Licensed Product on sufficient numbers of patients and/or healthy volunteers to generate safety, efficacy and pharmacoeconomic data to support regulatory approval in the proposed therapeutic indication as more fully defined as 21 C.F.R. Section 312.21(c) including any study referred to or denominated as a Phase II/III study in the United States or the equivalent elsewhere.

1.29 "REGULATORY APPROVAL" shall mean any and all approvals (including but not limited to appropriate pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any appropriate regulatory agency, department, bureau or other governmental entity, necessary for marketing a Licensed Product in a Major Country or Japan, as applicable.

1.30 "REGULATORY EXCLUSIVITY" shall mean the time period during which any other drug manufacturer is statutorily and/or regulatorily prohibited from obtaining approval of a generic drug based upon the

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     approval of a Licensed Product. In the United States, Regulatory
     Exclusivity shall mean exclusivity under the Waxman-Hatch Act, 21 USC 355(j)(5)(D) et seq., as may be amended, or any successor legislation.

1.31 RX LICENSED PRODUCT" shall mean a Licensed Product that is a prescription medicine in the country of sale.

1.32 "TERRITORY" shall mean all countries of the world.

1.33 "THIRD PARTY" shall mean any person, corporation or unincorporated body other than ORTHO and BIOCRYST and their Affiliates.


1.34 "VALID CLAIM" shall mean a claim in a Licensed Patent which has not lapsed or become abandoned and which claim has not been declared invalid by an unreversed or unappealable decision or judgment of a court of competent jurisdiction or of an arbitration panel conducted in accordance with
     Article 19 of this License Agreement.

ARTICLE 2 - LICENSE GRANT

2.1 Subject to the terms and conditions of this Agreement, BIOCRYST hereby grants to ORTHO on a worldwide exclusive basis the rights and licenses under the Existing Patents and Existing Know-How to make, have made, use, market, sell, have sold and distribute Licensed Products for all Fields in the Territory.

2.2 Subject to the terms and conditions of this Agreement, BIOCRYST hereby grants to ORTHO on a worldwide exclusive basis the rights and licenses under any Improvements, Improvement Patents and Joint Patents to make, have made, use, market, sell, have sold and distribute Licensed Product for the Influenza Field in the Territory.

2.3 The rights and licenses granted hereunder shall be sublicensable by ORTHO to a Third Party in any country in the Territory, provided that, BIOCRYST's prior written consent shall be required, which shall not be unreasonably withheld for a sublicense by ORTHO to a Third Party of this Agreement in its entirety or for (a)the United States or (b) any [***] of the Major Countries. Notwithstanding the foregoing, nothing herein shall prevent ORTHO from entering into co-marketing arrangements with any Third Party in any country of the Territory without BIOCRYST's written consent. ORTHO may sell Licensed Product through its Affiliates in any country in the Territory or grant sublicenses to its Affiliates in any country of the Territory. All sublicenses and co-marketing arrangements shall include terms and conditions consistent

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***  Information omitted and files separately with the Commission under Rule
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     with the terms of this Agreement, and ORTHO shall use diligent efforts to ensure that each such agreement shall be assignable to comply with the provisions of Article 14. If ORTHO grants a sublicense, ORTHO shall promptly provide to BIOCRYST documentation evidencing such sublicense relationship with Third Parties other than Affiliates.

2.4 At the request of ORTHO, BIOCRYST will extend the rights and licenses granted herein to an Affiliate of ORTHO on a direct basis in any country of the Territory and any such Affiliate may make the pertinent reports and royalty payments specified in Article 4 directly to BIOCRYST on behalf of ORTHO; otherwise, such reports and payments on account of sales by Affiliates and Sublicensees shall be made by ORTHO, provided however, that in the event such direct license to an Affiliate would subject BIOCRYST to withholding tax it would not otherwise be liable for, ORTHO shall be responsible for such additional withholding tax.

2.5 Notwithstanding the granting of a sublicense to a Third Party or an Affiliate or a direct license to an Affiliate, ORTHO assumes full responsibility to BIOCRYST for the performance of all obligations of ORTHO, its Affiliates and any sublicensee Third Party.

2.6 Nothing herein shall preclude ORTHO and/or its Affiliates from utilizing a distributor to promote and distribute the Licensed Product in any country of the Territory.


2.7 Notwithstanding the foregoing license, BIOCRYST retains (i) all rights to the Licensed Patents, Existing Know-How and Improvements not granted herein, (ii) rights to use, license and sublicense the Existing Know-How and Improvements to make, have made, use, market, sell, have sold and distribute products for the Non-Influenza Field in the Territory; and (iii) rights to use the Licensed Patents, Existing Know-How and Improvements for research purposes (including for example, chemical compound design and synthesis work) only. The Parties acknowledge and agree that BIOCRYST's retained rights are subject to the restrictions set forth in Section 2.8,
     2.9 and 2.10, below.

2.8 During the Term of this Agreement, BIOCRYST shall not (i) make, have made, use, market, sell, have sold, and distribute Neuraminidase Inhibitor Products for use in the Influenza Field, (ii) grant a Third Party rights to do any of the activities defined in (i), or (iii) conduct any clinical development of any Neuraminidase Inhibitor Product until the chemical compound that is the active compound of such Neuraminidase Inhibitor Product has been shown by BIOCRYST to be Inactive (as defined in Schedule
     2)

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     against the influenza virus at a level less than or equal to [***] using the assays identified in Schedule 2 or using such other assay or method that the Parties may agree upon from time to time.

2.9 Further, during the Term of this Agreement, BIOCRYST shall not (i) develop, make, have made, use, market, sell, have sold, or distribute for use in any Field, or (ii) grant a Third Party rights to do any of the activities defined in (i), as to any Neuraminidase Inhibitor Product shown to be Active (as defined in Schedule 2) against the influenza virus at a level of [***] or less using the assays identified in Schedule 2 or using such other assay or method that the Parties may agree upon from time to time.

2.10 To the extent that (i) a neuramidase inhibitor compound is not covered by either Sections 2.8 or 2.9, (ii) ORTHO or its Affiliates or Sublicensees has the compound in Development or commercialization for the Influenza Field, (iii) such compound has been identified to BIOCRYST pursuant to
     Section 3.4 hereof or a separate written notice, and (iv) such compound would constitute a Licensed Product (an "Active Development Compound"), ORTHO shall have exclusive rights in all Fields to such Active Development Compound and BIOCRYST shall not make, have made, use, market, sell, have sold, and distribute any such Neuraminidase Inhibitor Products for use in any Field, or grant a Third Party rights to do any such activities in any Field, provided, however, that if BIOCRYST can document that prior to ORTHO's notice to BIOCRYST identifying an Active Development Compound, one of BIOCRYST's licensees or sublicensees for the Non-Influenza Field was already developing, making, having made, using, marketing, selling, having sold, or distributing for use in the Non-Influenza Field the same Active Development Compound, or a salt, ester, isomer, metabolite, or pro-drug form thereof, then the foregoing restrictions in this Section 2.10 shall not apply to the Active Development Compound that is the subject of such notice. If at any time after a notice is received ORTHO ceases active Development or commercialization of the Active Development Compound that is the subject of such notice, ORTHO shall so notify BIOCRYST and the restrictions set forth in this Section 2.10 shall no longer apply to such Active Development Compound.

2.11 In the event BIOCRYST intends to exercise its rights pursuant to Sections
     2.8 or 2.9 with respect to any chemical compound, BIOCRYST shall perform the Schedule 2 assay on each such chemical compound, and shall provide the written results of each Schedule 2 assay to ORTHO.

ARTICLE 3 - DEVELOPMENT

3.1 ORTHO shall, within fifteen (15) days after the Effective Date, pay to BIOCRYST the amount of [***] as reimbursement for research and pre-clinical development expenses incurred by BIOCRYST with respect to Licensed Product prior to the Effective Date. Such payment shall be non-refundable and non-creditable.

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3.2  ORTHO shall be solely responsible for (i) all research, Development, and all other pre-market activities to be performed in relation to the Licensed Products; and (ii) for making or having made, and marketing the Licensed Product. However, it is understood that any research or Development work that involves use of the Existing Know-How or Improvements by ORTHO or any of its Affiliates or sublicensees shall be conducted solely pursuant to the terms of this Agreement and all inventions, discoveries or other results ("ORTHO Results") from such research or Development work that involves use of the Existing Know-How or Improvements shall be deemed Joint Inventions. ORTHO hereby makes, and shall ensure that all of its Affiliates and sublicensees shall make, all assignments to BIOCRYST that are necessary to give BIOCRYST joint ownership interests in any such ORTHO Results and any patent rights thereto.

3.3 In performing the activities set forth in Section 3.2, ORTHO shall bear all costs and expenses thereof and shall use reasonable efforts, commensurate with the efforts it would normally exercise for products derived from its internal research or development programs including programs for licensed products with similar potential sales volume consistent with its overall business strategy.

3.4 Within thirty (30) days of the Effective Date, ORTHO and BIOCRYST shall establish a Scientific Advisory Committee ("Committee"). The Committee shall be comprised of at least two representatives of each Party (with at least one ORTHO representative being a senior member from research and development). An ORTHO representative shall serve as chairperson. The Committee shall ensure a smooth transfer of the Development responsibilities to ORTHO and provide BIOCRYST periodic updates on the further Development of Licensed Product. It shall meet on at least a quarterly basis to review the status of all research, Development, preclinical, clinical, regulatory and all other pre-market activities for Licensed Products and ORTHO shall consider in good faith all comments and suggestions made by BIOCRYST regarding such activities but all final decisions on such activities shall rest with ORTHO. ORTHO shall prepare a plan for the Development of Licensed Products (the "Development Plan") and shall provide a copy of such Development Plan to BIOCRYST as soon as it is available. Updated plans will be provided by ORTHO to BIOCRYST at least annually. Thereafter until a Licensed Product is commercially launched, ORTHO shall provide BIOCRYST with quarterly (i) notice of each chemical compound in Development; and (ii) written confirmation that it is actively maintaining a program for the Development of a Licensed Product consistent with the provisions of Section 3.3 and the then current Development Plan.

3.5 Based on ORTHO's sole decision and BIOCRYST's approval, ORTHO may request BIOCRYST to conduct discovery research according to a mutually agreed upon Research Plan including a budget for same, including capital equipment. BIOCRYST shall be reimbursed for (i) all capital expenditures made, and costs incurred (including but not limited to the costs of goods consumed), by BIOCRYST in

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     connection with such discovery research as agreed to in the Research Plan and budget; and (ii) personnel devoted to the discovery research at the rate of [***] per year, per FTE. For the purposes of this Agreement, "FTE" means services equivalent to those of a full-time scientist based upon a total of fifty-two (52) weeks or 2,080 hours per year of scientific work. BIOCRYST shall have sole discretion over which of its employees are used to conduct discovery research pursuant to the BioCryst Research Plan. In the event capital equipment exceeding thirty thousand dollars ($30,000) is necessary to perform the research, such capital equipment shall be purchased by BIOCRYST upon ORTHO's approval with additional funds provided by ORTHO, and such capital equipment shall be owned by ORTHO and returned to ORTHO upon its request.

3.6 All marketing commercial decisions including pricing, discounting policy and other commercial decisions with respect to Licensed Products shall be made solely by ORTHO.

3.7 The Parties recognize that ORTHO, as the holder of all Regulatory Approval Applications, may be required to submit information and file reports to various governmental agencies on Licensed Product under clinical investigation, Licensed Product proposed for marketing, or marketed Licensed Product and, therefore, BIOCRYST agrees to provide requested information to, and when requested, assist, ORTHO in connection with the foregoing. In the event ORTHO requests the in-person participation of BIOCRYST employees in connection with such regulatory approval, ORTHO agrees to limit such requests to requiring BIOCRYST employees to participate on no more than five (5) days in the aggregate, in any twelve-month period.

ARTICLE 4 - PAYMENTS AND ROYALTIES


4.1 In consideration of the rights and licenses granted to ORTHO under Article 2 of this Agreement, ORTHO shall pay to BIOCRYST the following payments:

     a)   the sum of [***] payable within fifteen (15) days of the Effective
          Date.

     b)   the sum of [***];

     c)   the sum of [***];

     d)   the sum of [***];

     e)   the sum of [***];

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     f)   the sum of [***];

     g)   the sum of [***];

     h)   the sum of [***];

     i)   the sum of [***]

     j)   the sum of [***];

     k)   the sum of [***]; and


     l)   the sum of [***]

4.2 The payments specified under Sections 4.1(a) through (e) and (j) shall not be creditable against royalties or refundable. In the event one or more of the aforesaid milestone payments have been paid in respect of a given Licensed Product for which Development or commercialization is subsequently discontinued, ORTHO shall receive a credit for such milestone payments against milestone payments due for the next Licensed Product to meet such milestone. It is understood that in no event shall ORTHO be obligated to make the payment due on any milestone event more than once, regardless of the number of Licensed Products to reach such milestone or the number of treatment or prophylaxis indications for which a Licensed Product is developed. If at the time a milestone is achieved by a Licensed Product any applicable prior milestones have not been achieved, the payments for such prior milestones shall then be due.

4.3 The payments specified under Sections 4.1(f) through (i), (k) and (l) shall not be refundable but a portion of same shall be creditable against royalties as follows: [***] of all such payments shall be creditable to royalties due and owing with the proviso that no more than [***] of the royalties due in any period may be so deducted as a credit based on said payments.

4.4  In further consideration of the rights and licenses granted to ORTHO under
     Article 2 of this Agreement, ORTHO shall pay to BIOCRYST on a country by country and compound-by-compound basis in the Territory the following royalties based on the cumulative annual Net Sales of all Licensed Products containing a given Active Compound, including sales of Rx Licensed Products, OTC Licensed Product and Licensed Product within combination products containing such Active Compound:

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

     a) in countries where a Licensed Patent has issued or is pending and claims an Rx Licensed Product, then for all Net Sales of that Rx Licensed Product in such countries a royalty of: [***] of said Net Sales that fall within the first [***] of Net Sales worldwide of said Licensed Product; [***] of said Net Sales that fall within the range of [***] and [***] of Net Sales worldwide of said Licensed Product; [***] of said Net Sales that are in the range of [***] and [***] of Net Sales worldwide of said Licensed Product; and [***] of Net Sales that are greater than [***] of Net Sales worldwide of such Licensed Product; provided that the Licensed Product is claimed by a Valid Claim of a Licensed Patent in force or pending in that country and further provided that, for purposes of this sub-section, that Licensed Patent shall not include either (i) a patent application pending for more than five (5) years if in the country in which the patent application is pending there is no Regulatory Exclusivity for the Licensed Product, or (ii) a patent that only claims a process for the manufacture of the Licensed Product.

     b) in countries where a Licensed Patent has issued or is pending and claims an OTC Licensed Product, then for all Net Sales of that OTC Licensed Product in such countries, a royalty of [***] of said Net Sales that fall within the first [***] of Net Sales worldwide of said Licensed Product; [***] of said Net Sales that fall within the range of [***] and [***] of Net Sales worldwide of said Licensed Product; [***] of said Net Sales that fall within the range of [***] and [***] of Net Sales worldwide of said Licensed Product; and [***] of said Net Sales that are greater than [***] of Net Sales worldwide of said Licensed Product provided that the Licensed Product is claimed by a Valid Claim of a Licensed Patent in force or pending in that country and further provided that, for purposes of this sub-section, that Licensed Patent shall not include either (i) a patent application pending for more than five (5) years if in the country in which the patent application is pending there is no Regulatory Exclusivity for the Licensed Product, or (ii) a patent that only claims a process for the manufacture of the Licensed Product;

     c) in countries where a Licensed Product does not qualify for the royalties payable under Sections 4.4 (a) or (b) above, for all Net Sales of that Licensed Product in each country, a royalty of [***] of Net Sales in said country for a period of [***] from the date of first sale of that Licensed Product in said country. In the case of sales of any Existing Know-How Licensed Product (as defined below) in any country of the European Union, the date of first sale for purposes of determining the royalty term under this Paragraph, shall mean the date such Licensed Product was first put on the market within the common market of the European Union. "Existing Know-How Licensed Product" (a) shall mean a Licensed Product that only qualifies as a Licensed Product

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

          because it was developed using, or embodies, or utilizes, Existing Know-How and (b) excludes any Licensed Product that qualifies as such on any additional basis to (a), including, but not limited to, any Licensed Product that qualifies as such because it also uses or embodies an Improvement or a Joint Invention.

     d) if, in any given calendar year, there are Net Sales of the same Licensed Product containing the same Active Compound both as an Rx Licensed Product and an OTC Licensed Product (including Licensed Products within combination products sold either as OTC or Rx Licensed Products), then in determining the appropriate royalty range, the cumulative worldwide Net Sales of the Rx Licensed Product and the OTC Licensed Product shall be utilized as follows: the royalty for a given Net Sales range shall be calculated by multiplying the fraction of Rx Licensed Product Net Sales as the numerator over the cumulative Licensed Product Net Sales times the applicable Rx Licensed Product royalty for said range plus the fraction of OTC Licensed Product Net Sales as the numerator over the cumulative Licensed Product Net Sales times the applicable OTC Licensed Product royalty for said range. For the purpose of clarification, a non-limiting example of the calculation of royalties under this paragraph 4.4(d) is attached hereto as Exhibit B.

     e) In countries where a Licensed Patent has issued or is pending and claims a Licensed Product which is a diagnostic product or an animal health product, then for all Net Sales of such products a royalty of [***] and in countries where there is no Licensed Patent issued or pending or where a Patent Application is pending for more than five
          (5) years if in the country in which the patent application is pending there is no Regulatory Exclusivity for the Licensed Product, a royalty of [***] for a period of [***] from the date of first sale of such Licensed Product.

     f) For purposes of determining the royalty rate under this Section 4.4, an "Active Compound" shall mean a chemical compound which is a neuramidase inhibitor and its salts, esters, isomers, metabolites and pro-drug forms. In determining the royalty rate ranges under Section
          4.4 a) and b), the worldwide sales of all Licensed Products containing a given Active Compound shall be aggregated, regardless of differences in application, indication, dosage, formulation, form of delivery, pricing, branding, packaging, marketing approval, marketing strategy or techniques, additives, flavorings, inclusion in various combination drugs and the like, but sales of Licensed Products containing different Active Compounds shall not be aggregated.

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

ARTICLE 5 - REPORTS AND RECORDS

5.1 ORTHO shall keep and shall cause its Affiliates and sublicensees to keep true and accurate records of Net Sales of Licensed Product and the royalties payable to BIOCRYST under Article 4 hereof and shall deliver to BIOCRYST a written statement thereof on or before the sixtieth (60) day following the end of each ORTHO's and/or Affiliates' accounting quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such accounting quarter. Said written statements shall set forth ORTHO's and its sublicensees Net Sales and the calculation thereof on a country by country basis for each Licensed Product and the royalties due thereon.

5.2 All royalty payments by ORTHO to BIOCRYST shall be converted into U.S. Dollars in accordance with ORTHO's current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be calculated using a simple average of monthly period end "spot rates" provided by Brown Brothers Harriman, 59 Wall Street, NY, NY 10005 for each quarter, or if such rate is not available, the spot rate as published by a leading United States commercial bank for such accounting period. ORTHO shall give BIOCRYST prompt written notice of any changes to ORTHO's customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion.
     All royalty payments due hereunder shall be made by wire transfer to a designated BIOCRYST account set forth in Section 5.6, below within sixty
     (60) days following the end of each ORTHO accounting quarter. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of each part of the royalties due as is necessary, shall be made by the deposit thereof, in whatever currency is allowable, to the credit and account of BIOCRYST in any commercial bank or trust company of BIOCRYST's choice located in that country. Prompt notice of said deposit shall be given by ORTHO to BIOCRYST and ORTHO shall use reasonable efforts to assist BIOCRYST in securing the payment of such funds to BIOCRYST's U.S. bank account.

5.3 Subject to Section 2.4 hereof, any income or other taxes which ORTHO is required to pay or withhold on behalf of BIOCRYST with respect to royalties and any other monies payable to BIOCRYST under this Agreement shall be deducted as required by law and treaty from the amount of such royalties and monies due. ORTHO shall furnish BIOCRYST with receipt of confirmation of payment from taxing authorities evidencing payment of amounts withheld, and shall cooperate and discuss with BIOCRYST the basis for such withholding. Any such tax required to be paid or withheld shall be an expense of, and borne solely by, BIOCRYST. ORTHO shall cooperate with BIOCRYST to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time. If ORTHO makes any payment without reduction for withholding and it later transpires that an amount of tax should have been withheld on such royalty payment ("underwithheld tax"), ORTHO shall be entitled to recover the underwithheld tax by an additional withholding from any later payment due to BIOCRYST under this Agreement. Similarly, if ORTHO withholds an amount of tax which is later determined to have not been due, ORTHO shall reimburse BIOCRYST for such overwithheld amounts.
     BIOCRYST shall have the right to audit correspondence and records relating to such tax issues on the same terms as described in Section 5.4 below.

5.4 BIOCRYST shall have the right to nominate an independent certified public accountant reasonably acceptable to and approved by ORTHO who shall have access to ORTHO and its Affiliates' records during reasonable business hours for the purpose of verifying the royalties payable as provided in this Agreement for the three (3) preceding years but this right may not be exercised more than twice in any calendar year, once for the United States and once for ex-US, and said accountant shall disclose to BIOCRYST only information relating solely to the accuracy of the royalty report and the royalty payments made according to this Agreement. BIOCRYST will bear the full cost of such audit unless such audit discloses an underpayment of five percent (5%) or more from the amount of royalties due for the audited period, in which event ORTHO shall promptly reimburse BIOCRYST for the expense of such audit. ORTHO shall promptly pay any underpayment found in any audit pursuant to this Section and pay any late payment fees due thereon pursuant to Section 5.5 below. The terms of this Section 5.4 shall survive for a period of three (3) years after termination or expiration of this Agreement.

5.5 Late payments shall bear interest at the rate of 1.5% per month to cover BIOCRYST's costs of collection as well as interest, or, if lower, the maximum rate allowed by law.

     All payments due hereunder shall be made to the designated bank account of BIOCRYST as follows:


Wire transfer to:        [***]

For further credit to:   [***]


ARTICLE 6 - CONFIDENTIALITY

6.1 All information transmitted by either Party to the other in furtherance of either Party's obligations under this Agreement, including all confidential information developed pursuant to this Agreement, shall be confidential information. BIOCRYST's confidential information specifically includes, without limitation, the Existing Know-How and Improvements. Each receiving Party shall, while this Agreement is in effect and for five (5) years after termination hereof, make no use of confidential information of the disclosing

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

     Party other than in furtherance of this Agreement and shall use the same efforts, but no less than reasonable efforts, to keep secret and prevent the disclosure of such information to Parties other than its agents, officers, employees and representatives authorized to receive such information, as it would its own confidential information except for such confidential information that:

     a) was known to the receiving Party at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

     b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

     c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

     d) became known to the receiving Party after its disclosure (a) from a source other than the disclosing Party without reference to the disclosing Party (including from independent development by the receiving Party without reference to the confidential information of the disclosing Party), (b) other than from a Third Party who had an obligation to the disclosing Party not to disclose such information to others, and (c) other than under an obligation of confidentiality.

6.2 The receiving Party may disclose any of the confidential information of the disclosing Party to the extent such disclosure is necessary to comply with the November 23, 1994 Joint Research and License Agreement between BIOCRYST and the UAB Research Foundation, as amended, applicable laws or regulations, or to make and use Licensed Product in accordance with the terms of this Agreement.

6.3 The Parties recognize the importance of publishing the information developed in studies undertaken by ORTHO or on behalf of ORTHO and/or BIOCRYST under the provisions of this Agreement. Therefore, the non-publishing Party will endeavor to provide the publishing Party with its response to the publishing Party's request for consent to publish any paper, abstract or presentation within thirty (30) days of receipt of such request. The failure of the non-publishing Party to respond to such a request within such thirty (30) day period shall be deemed to be an approval of such request and the publishing Party shall then be free to disclose such information in a paper, abstract or presentation.

ARTICLE 7 - PATENTS

7.1 BIOCRYST agrees to faithfully continue the prosecution of all patent applications listed in Schedule 1B and, when necessary and appropriate, to file and prosecute additional patent applications claiming patentable inventions or discoveries that are (i) claimed in the Existing Patents,
     (ii) within the Existing Know-How, or (iii) constitute Improvements, in at least the countries set forth in Schedule 3, which may be updated from time to time with the mutual agreement of both Parties. The Parties shall equally share the reasonable costs incurred in connection with the prosecution and maintenance of all Licensed Patents during the term of this Agreement, and ORTHO agrees to promptly reimburse BIOCRYST for its share of such expenses after being presented with evidence of such expenses by BIOCRYST. If so requested by ORTHO, BIOCRYST shall provide ORTHO with copies of all patent applications listed in Schedule 1B, all future filed patent applications within the Licensed Patents and all correspondence with the patent offices in any countries of the Territory relating to Licensed Patents and ORTHO shall have the opportunity to comment on any aspect concerning prosecution of such Licensed patents, including the costs incurred and the selection of patent counsel, it being understood that all final decisions thereon shall be made by BIOCRYST.

7.2 If BIOCRYST chooses not to prosecute and maintain any Licensed Patents under this Agreement, BIOCRYST shall promptly and timely so notify ORTHO and ORTHO shall, in its sole discretion, decide whether to assume the responsibility and sole expenses therefor on a country by country basis for each such Licensed Patent. In that event, the Licensed Patents for which ORTHO shall assume responsibility on a country-by-country basis shall be assigned to ORTHO, and ORTHO's royalty obligations with respect to the said assigned Licensed Patents under this Agreement shall be in accordance with the provisions of Section 4.4(c) hereof.

7.3 The Parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the Parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community and other similar measures in any other country in the Territory. Without limiting the foregoing, ORTHO agrees to notify BIOCRYST promptly upon receipt of an Approval Letter for a Licensed Products in the U.S. and to timely supply BIOCRYST with all information necessary to file an application for patent term extension within the sixty (60) day period following NDA approval. The same shall apply with respect to the approval by the health authorities in a country of the European Community or approval by the appropriate authorities in any other country in the Territory.

7.4 Joint Inventions and Joint Patents shall be jointly owned by the Parties. BIOCRYST's interest in such Joint Inventions and Joint Patents shall be subject to the license to ORTHO granted in Section 2.2 above and each Party's interest in such Joint Inventions and Joint Patents shall be subject to its compliance with the terms of this Agreement including in the case of ORTHO, its payment of the sums due BIOCRYST hereunder. To the extent that this Agreement does not expressly address an issue in relation to Joint Inventions or Joint Products, the law of joint ownership of inventions of the U.S. shall apply to the joint ownership of Joint Inventions and Joint Patents outside the U.S. Neither Party may assign its rights under any Joint Invention or Joint Patent except with the prior written consent of the other Party; provided, however, that either Party may assign such rights to an Affiliate.

ARTICLE 8 - INFRINGEMENT

8.1 If, as a result of the manufacture, use or sale of a Licensed Product in any country of the Territory, ORTHO and/or its Affiliates is sued for patent infringement or threatened with such a lawsuit or other action by a Third Party, ORTHO and BIOCRYST shall meet to analyze the infringement claim and avoidance of same. If it is necessary to obtain a license from such Third Party, ORTHO and BIOCRYST in negotiating such a license shall make every effort to minimize any license fees and/or royalty payable to such Third Party. If the settlement of a lawsuit or threatened lawsuit or other action requires any payments, including but not limited to royalty payments, to a Third Party in respect of the manufacture, use or sale of a Licensed Product in that country, then ORTHO or its Affiliates shall make said payments and a cash amount equal to fifty percent (50%) of the portion of such payments payable to the Third Party because of the manufacture, use or sale of Licensed Product in such country shall be deducted from the amount of royalty due to BIOCRYST for such country, provided, however, that, in the aggregate, the royalty due to BIOCRYST for that Licensed Product for that country shall not drop below fifty percent (50%) of the amount of the royalty that would, absent such payment, be otherwise payable under Article 4.

8.2 In the event that there is infringement of a Licensed Patent on a commercial scale by a Third Party in any given country resulting in Substantial Unlicensed Sales by the Third Party of a product claimed in a Valid Claim of a Licensed Patent, ORTHO or its Affiliates shall notify BIOCRYST in writing to that effect, including with said written notice reasonable evidence, reviewed with local counsel in such country, establishing a prima facie case of infringement of a Licensed Patent by the Third Party. Upon request, BIOCRYST shall be given an opportunity to speak with such local counsel in such country concerning such evidence of infringement. For the purposes of this section, "Substantial Unlicensed Sales" shall mean a market share by such Third Party of at least [***] of the total market of the Licensed Product in said

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

     country for a consecutive [***](on a unit basis as reported by IMS International or, if unavailable, from a recognized, mutually accepted database or market survey service).

     a) Prior to the expiration of one hundred and twenty (120) days from the date of receipt of said notice, BIOCRYST may obtain a discontinuance of such infringement or bring suit against the Third Party infringer. In such event, the obligation of ORTHO to pay full royalties under such Licensed Patent shall continue unabated. BIOCRYST shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. ORTHO and/or its Affiliates will cooperate with BIOCRYST in any such suit and shall have the right to consult with BIOCRYST and be represented by its own counsel at its own expense.

     b) If after the expiration of said one hundred and twenty (120) days from the date of receipt of said notice (or earlier upon notice by BIOCRYST that BIOCRYST does not intend to exercise its rights pursuant to 8.2(a)) BIOCRYST has not overcome the case of infringement, obtained a discontinuance of such infringement, or brought suit against the Third Party infringer, then ORTHO shall have the right but not the obligation, exercisable in its sole discretion, to bring such suit against the Third Party infringer previously identified in ORTHO's notice to BIOCRYST. If ORTHO brings any such actions, it shall be at ORTHO's own expense and in its own name, if possible. If necessary, BIOCRYST will permit the suit to be brought in its name. BIOCRYST will cooperate with ORTHO in any such suit and shall have the right to consult with ORTHO and be represented by its own counsel at its own expense. In the event ORTHO wishes to commence such suit prior to the expiration of such one hundred and twenty (120) day period, it may do so, subject to first notifying BIOCRYST of the actions it plans to take and affording BIOCRYST a reasonable opportunity to take such actions itself and the right of BIOCRYST to take over such suit prior to the expiration of such one hundred twenty (120) day period, provided BIOCRYST reimburses ORTHO for reasonable attorneys' fees and out of pocket expenses incurred in such suit prior to the time BIOCRYST regained control of such suit.

     c) ORTHO shall bear all the expenses of any suit brought by it and shall be entitled to deduct its reasonable attorneys' fees and out of pocket expenses incurred in connection with the prosecution of such suit from the royalties otherwise due to BIOCRYST in respect of Net Sales of Licensed Product claimed in the Licensed Patent being infringed in the country where such suit is being brought by ORTHO, for the time period during which there is Substantial Unlicensed Sales in

------------------------
*** Information ommitted and filed separately with the Commission under Rule 24b-2.

          such country, subject to the maximum deduction of fifty percent (50%) of the Net Sales otherwise due for sales of Licensed Products by ORTHO (collectively, the "Holdback"). In the event a monetary award or settlement is made, ORTHO shall first recoup reasonable attorneys' fees and out of pocket expenses incurred in connection with such suit, and out of the balance of the settlement shall (a) pay to BIOCRYST the Holdback, and (b) retain all other damages or other monies awarded or received in settlement of such suit.

8.3 In no event shall the cumulative effect of the royalty adjustments specified in provisions of this Article 8 have the effect of reducing any royalty payable for any applicable accounting quarter pursuant to Article
     5.1 of this Agreement by more than 50%, provided however that ORTHO shall receive a credit for any sums which would have resulted in royalty deductions exceeding said 50%, which credit ORTHO may apply against royalties due in future accounting quarters.

ARTICLE 9 - TRADEMARKS AND LABELING


9.1 All trademarks to be utilized by ORTHO and/or its Affiliates on Licensed Products (the "Marks") under this Agreement shall be chosen by ORTHO and/or its Affiliates and shall be owned by ORTHO and/or its Affiliates.

9.2 In the event this Agreement is terminated in its entirety before the end of the Term by ORTHO, ORTHO, at BIOCRYST'S request, shall assign the Marks to BIOCRYST at BIOCRYST's expense.

ARTICLE 10 - MANUFACTURE AND SUPPLY


10.1 ORTHO shall be solely responsible for making or having made Licensed Product for Development and commercialization. During Development of the Licensed Product, the Parties may agree that BIOCRYST shall manufacture and supply to ORTHO quantities of certain compounds. In such event, the Parties shall enter into a separate supply agreement on terms to be mutually agreed by the Parties.

ARTICLE 11 - DURATION

11.1 This Agreement shall become effective from the Effective Date and shall continue in full force and effect for as long as royalties are payable according to the provisions of Article 4 herein and for as long as any of the term of any of the Licensed Patents remains (the "Term"), unless sooner terminated pursuant to any other provision of this Agreement. In the event that this Agreement is in effect for the full Term and is not earlier terminated, ORTHO and/or its Affiliates shall have a fully paid-up, irrevocable, non-exclusive license to make and have made Licensed Product and to use, market, sell and distribute Licensed Product in the Territory.

ARTICLE 12 - TERMINATION BY ORTHO

12.1 Notwithstanding any other provision herein, ORTHO can terminate this Agreement for any reason in its entirety or on a country by country basis upon four (4) months prior written notice to BIOCRYST. During said four
     (4) month period, ORTHO shall (i) maintain any work then in progress in connection with the Licensed Product, and (ii) remain obligated to perform all of its obligations and pay any expenses previously committed to and/or contracted for under this Agreement or in connection with any Development work then in progress in connection with the Licensed Product (except that ORTHO shall not be liable for any milestone payments that become due to BIOCRYST during said four (4) month period); and (iii) otherwise comply with the provisions of Article 14.

12.2 OTHO shall have the right to terminate this Agreement upon ten (10) days written notice and without any further payment obligations to BIOCRYST, other than obligations incurred but not paid as of the date of notice of termination, in the event issues regarding the safety of a Licensed Product arise during Development or Commercialization that in ORTHO's good faith judgment (a) would prohibit obtaining Regulatory Approval or (b) could result in ORTHO incurring material product liability exposure or (c) would be materially adverse to the reputation of ORTHO and/or Johnson and Johnson. (The reference in this Section 12.2 to product liability exposure is for the sole purpose of determining ORTHO's termination rights and is not intended to minimize the Parties' responsibility to manage safety issues.) In the event of termination by ORTHO under this Section 12.2 ORTHO shall have the right to immediately discontinue all Development and commercialization activities, notwithstanding the invocation of arbitration by BIOCRYST under Section 19.2 and the provisions of Section 19.3(g) shall not apply.

ARTICLE 13 - TERMINATION FOR CAUSE

13.1 Failure by ORTHO or BIOCRYST to comply with any of their respective obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to make good such default. If such default, other than a monetary payment default, is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving a notice to take effect immediately. The time period for curing a monetary payment default shall be thirty (30) days. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

13.2 In the event that one of the Parties hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within sixty (60) days, or the Party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first Party.

13.3 ORTHO shall have the right, at its sole option, to terminate this Agreement in its entirety on thirty (30) days written notice, if there shall occur in any transaction or series of related transactions, a sale or other disposition of all or substantially all of the assets of BIOCRYST, whether by merger, consolidation, reorganization or other similar means. If ORTHO exercises this right and so terminates, ORTHO shall be obligated to comply with the provisions of Section 12.1 for the duration of the notice period and for such longer period up to four (4) months until the work in progress in connection with the Licensed Product has been transitioned to BIOCRYST.

13.4(a) For purposes of this Section 13.4, a Willful Material Breach by BIOCRYST shall mean a knowing and willful breach of the particular matters specified in this Section 13.4 by BIOCRYST which after notice and cure as provided in this Section 13.4, ORTHO demonstrates by clear and convincing evidence is material to this Agreement taken as a whole.

          (b) For purposes of this Section 13.4, the particular breaches which are potential Willful Material Breaches shall be : (i) BIOCRYST granting a Third Party a license to the Licensed Patents in violation of the exclusivity provided for by Section 2 hereof, and such Third Party uses such license in accordance with the terms thereof to sell a product which is a significant competitor to a Licensed Product then being actively marketed by ORTHO, either in a particular country or countries (a "Country Breach") or worldwide (a "Territory Breach"); or
          (ii) BIOCRYST fraudulently providing to ORTHO material misleading information required under this Agreement.

          (c) If ORTHO believes a potential Willful Material Breach has occurred it shall provide a written notice to BIOCRYST specifying in detail the particulars of the potential Willful Material Breach. BIOCRYST shall have ninety (90) days after receipt of such notice to cure the potential Willful Material Breach. Any disputes regarding this Section 13.4 shall be resolved in accordance with Article 19 of this Agreement.

          (d) Upon the establishment of a Willful Material Breach by BIOCRYST, ORTHO may elect by written notice, within thirty (30) days after such establishment, to either (i) reduce the royalty payable by ORTHO to that specified under Section 4.4(c); provided that if the Willful Material Breach in question is only a Country Breach, the reduced royalty rate shall apply only in the country or countries affected; or
          (ii) elect to proceed with its other remedies in law or equity under this Agreement, including its right to terminate this Agreement in the manner specified in Section 13.1;

          (e) Election by ORTHO to declare a Willful Material Breach and to proceed under Section 13.4(d)(i) shall be conclusively deemed to be an election of remedies and shall be in lieu of all other remedies of ORTHO for such Willful Material Breach, whether such remedies are provided for by law or equity or by this Agreement, provided, however, that if ORTHO does not elect to seek a remedy under Section 13.4(d)(i), it shall retain its rights to all other remedies under this Agreement or in law or equity with respect to such matter.

          (f) Nothing herein shall be construed in any way to limit ORTHO's remedies provided for by law or equity or by this Agreement, in the case of any breach or default by BIOCRYST other than a Willful Material Breach covered by this Section 13.4.

ARTICLE 14 - RIGHTS AND OBLIGATIONS UPON TERMINATION

14.1 In the event that this Agreement is terminated by ORTHO in accordance with Article 12, ORTHO hereby assigns, and shall ensure that all of its Affiliates and sublicensees, shall assign to BIOCRYST all of its right, title and interest in and to all Joint Inventions and Joint Patents. ORTHO, its Affiliates and sublicensees shall execute and deliver any additional documents or instruments that BIOCRYST reasonably requests to give effect to the foregoing assignment.

14.2 In the event that this Agreement is terminated by either party in accordance with Article 13, the breaching party hereby assigns, and shall ensure that all of its Affiliates and sublicensees, shall assign to the non-breaching party all of its right, title and interest in and to all Joint Inventions and Joint Patents. The breaching party, its Affiliates and sublicensees shall execute and deliver any additional documents or instruments that the non-breaching party reasonably requests to give effect to the foregoing assignment.

14.3 In the event that this Agreement is terminated by ORTHO in accordance with either Article 12 or 13 or is terminated by BIOCRYST pursuant to
          Article 13, ORTHO agrees that all of its rights under this Agreement to the Existing Know-How, Improvements, Joint Inventions and Licensed Patents will be terminated in connection with the countries that are the subject of such termination or the whole of the Territory if the Agreement is terminated in its entirety (the "Terminated Countries"), and ORTHO further undertakes to promptly:

          a) if the Agreement has been terminated in its entirety, deliver to BIOCRYST the Existing Know-How and Improvements and all tangible examples and copies thereof;

          b) make all payments accrued under this Agreement up to the effective termination date in respect of Net Sales in the Terminated Countries;

          c) transfer all regulatory filings and approvals for the Terminated Countries to BIOCRYST upon BIOCRYST's written request for same;

          d) within 30 days of the notice of termination, provide BIOCRYST with copies of all sublicenses, agreements with clinical research organizations and other Third Party agreements relating to Licensed Products hereunder, and allow BIOCRYST 30 days from the date of such delivery to choose whether to assume any or all of such contracts;

          e) subject to ORTHO's legal ability to do so, assign to BIOCRYST those Third Party agreements BIOCRYST chooses to assume responsibility for and control of;

          f) ensure a swift and orderly transition to BIOCRYST of all work in progress in connection with the Licensed Product, with the continuing costs for such work assumed by BIOCRYST as of the effective date of termination; and

          g) ORTHO shall be entitled to recover from BIOCRYST its reasonable out-of-pocket expenses incurred in connection with discharging its responsibilities under this Section 14.3. For the purposes of this Section 14.3, "reasonable out of pocket expenses" shall include, but not be limited to, costs for things such as shipping and photocopying, but shall not include costs such as attorney' fees, overhead, amortization, recovery of past expenditures, labor costs and salaries.

14.4 In the event this Agreement expires or is terminated for any reason, the provisions of this Article 14 and Articles 5, 6, 9.2, 19, 20 and 26 shall survive, as shall any right to payment for payments that fell due prior to expiration or termination and any other causes of action in connection with this Agreement.

14.5 In the event that ORTHO terminates this Agreement, in whole or in part, BIOCRYST may thereafter exercise all of its rights to the Licensed Patents, Existing Know-How, Improvements, and Joint Inventions in the Terminated Countries, and Sections 2.8, 2.9, 2.10 or any other provision hereunder shall not apply to or in any way restrict BIOCRYST in relation thereto.

ARTICLE 15 - RIGHTS UPON INSOLVENCY

15.1 All rights and licenses to Licensed Patents, Know-How, Improvements and Joint Inventions granted under or pursuant to this Agreement by BIOCRYST to ORTHO are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. BIOCRYST agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all Licensed Patents, Know-How, Improvements and Joint Inventions. If a case is commenced by or against BIOCRYST under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, BIOCRYST (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Agreement to be performed by BIOCRYST or provide to ORTHO all such intellectual property (including all embodiments thereof) held by BIOCRYST and such successors and assigns, as ORTHO may elect in a written request, promptly upon such request. If a Title 11 case is commenced by or against BIOCRYST, this Agreement is rejected as provided in Title 11 and ORTHO elects to retain its rights hereunder as provided in Title 11, then BIOCRYST (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to ORTHO all such intellectual property (including all embodiments thereof) held by BIOCRYST and such successors and assigns promptly upon ORTHO's written request therefor. All rights, powers and remedies of ORTHO, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against BIOCRYST. ORTHO, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

ARTICLE 16 - REPRESENTATIONS

16.1 BIOCRYST represents and warrants that it has produced or provided access to ORTHO to all data requested by ORTHO including, but not limited to all information concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to any tests conducted by BIOCRYST or its contractors in BIOCRYST's possession as of the Effective Date relating to Licensed Product. ORTHO acknowledges that such tests have been entirely preclinical and may not be indicative of results that may be obtained in humans.

16.2 BIOCRYST represents and warrants that, to the best of its knowledge, it has title to and ownership of, free and clear of all liens, claims and encumbrances of any nature, all Licensed Patents set forth on
          Schedule 1 attached hereto.

16.3 BIOCRYST represents and warrants that, to the best of its knowledge, it has title to and ownership of, or sufficient license rights, free and clear of all liens, claims and encumbrances of any nature, to all of the Existing Know-How licensed by BIOCRYST to ORTHO hereunder.

16.3 BIOCRYST has not, and during the term of the Agreement will not, grant any right to any Third Party in violation of the exclusive nature of the licenses granted to ORTHO under Section 2 above.

16.4 As of the Effective Date, BIOCRYST represents and warrants that it has no knowledge of the existence of any published patent application or patent issued prior to the Effective Date which is owned by a Third Party and would prevent ORTHO from making, using or selling any chemical compound claimed in the Existing Patents. BIOCRYST further declares that to its best knowledge during Development of the Lead Compounds BIOCRYST did not infringe any patent issued to a Third Party prior to the Effective Date. To the best of BIOCRYST's knowledge and belief, as of the Effective Date, the Licensed Patents listed in
          Schedule 1 are owned by BIOCRYST and BIOCRYST is not in possession of information that would, in its opinion, render invalid and/or unenforceable claims directed to any of the Lead Compounds. Notwithstanding the foregoing, if at any time prior to the expiration of twenty-four (24) months after the Effective Date hereof a patent or published patent application held by a Third Party is identified which claims any of the Lead Compounds, the Parties will meet and discuss possible resolutions of the patent situation. If the resolution involves a license from the Third Party to its patent rights and/or a license to the Third Party under BIOCRYST or ORTHO patent rights, the Parties acknowledge that the economic assumptions underlying this Agreement may no longer be valid, and in such case the Parties will renegotiate the terms of this Agreement in good faith in order to reflect such resolution.

16.5 NO OTHER REPRESENTATIONS OR WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 16 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SPECIFICALLY, BIOCRYST MAKES NO OTHER REPRESENTATIONS OR WARRANTIES IN RELATION TO THE LICENSED PATENTS, THE EXISTING KNOW-HOW, IMPROVEMENTS OR JOINT INVENTIONS

ARTICLE 17 - INTERPRETATION

17.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflict of laws.

ARTICLE 18 - FORCE MAJEURE

18.1 No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: act of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes, or lockouts.

ARTICLE 19 - DISPUTE RESOLUTION

19.1 a) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between the Chief Executive Officer of BIOCRYST and the Chairman of the R.W. Johnson Pharmaceutical Research Institute if relating to research or Development issues or the President of Ortho-McNeil Pharmaceutical, Inc. for all other issues, who each have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within five business days after receipt of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a detailed statement of each Party's position and a summary of arguments supporting that position. Within five days after delivery of the response, the representatives of BIOCRYST and ORTHO mentioned above shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause will be confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and all other evidentiary purposes.


b) If the matter has not been resolved within twenty days of the disputing Party's notice, or if the representatives of BIOCRYST and ORTHO set forth in Section 19.1a fail to meet within the time frame set forth in 19.1 a), either Party may initiate mediation of the dispute as set forth in Section 19.2 of this Agreement.

19.2 a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

          b) The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

          c) The Parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each Party having the right to exercise challenges for cause and two peremptory challenges within three business days of receiving the CPR list.

          d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Unless agreed upon by the Parties in writing, under no circumstances shall the commencement of arbitration under Section 19.3 be delayed more than forty-five
               (45) days by the mediation process specified herein.

          e) Each Party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other Party procedurally or otherwise. All negotiations pursuant to this clause will be confidential and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and all other evidentiary purposes.

          f) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

     19.3 a) Following the mediation procedures set forth in Section 19.2, Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York.

          b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction.

          c) The Parties agree to cooperate (1) to obtain selection of the arbitrators within thirty (30) days of initiation of the arbitration, (2) to meet with the arbitrators within thirty (30) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrators and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both Parties with twenty (20) days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrators, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrators shall set a date for the hearing, commit to the rendering of the award within sixty (60) days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than twenty (20) days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the Parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrators allow either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

          d) The arbitrators shall render their award following the substantive law of New York. The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.

          e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

          f) Any United States District Court having jurisdiction of the matter may enter judgment upon any award. In the event the panel's award exceeds Five Million Dollars (5,000,000) in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than Five Million Dollars (5,000,000) in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The Parties consent to the jurisdiction of the District Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified.

          g) Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

          h)   EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

          i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES FROM THE OTHER.

ARTICLE 20 - NOTICES

          20.1 Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified mail, postage prepaid, addressed to the Party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying Party or by telefax (with confirmation sent by mail) to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.

               If to BIOCRYST:


               BIOCRYST Pharmaceuticals, Inc.
               2190 Parkway Lake Drive
               Birmingham, Alabama 35244
               Telefax No.: (205) 444-4640
               Attention:  Chief Executive Officer
               with a copy to:


               Brobeck, Phleger & Harrison LLP
               1633 Broadway, 47th Floor
               New York, New York 10019
               Telefax No.: (212) 586-7878
               Attention:  Richard R. Plumridge, Esq.
                           Nigel L. Howard, Esq.

               If to ORTHO:

               President
               ORTHO-McNeil Pharmaceutical, Inc.
               U.S. Route 202 South
               Raritan, NJ 08869-0602
               Telefax No.: (908) 218-1416
               with a copy to:

               Office of General Counsel
               Johnson & Johnson
               One Johnson & Johnson Plaza
               New Brunswick, NJ 08933
               Telefax No.: (908) 524-2788

          Any such notice shall be deemed to have been received when it has been delivered in the ordinary course of post or received by telefax.

ARTICLE 21 - WAIVER

21.1 The failure on the part of BIOCRYST or ORTHO to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

ARTICLE 22 - LEGALITY

22.1 In the event that any term of this Agreement shall contravene the laws and/or regulations in any country of the Territory, the Parties shall immediately meet in order to agree on any necessary amendments, provided that any clauses thereby rendered unenforceable shall in no way affect the validity of this Agreement.

ARTICLE 23 - ENTIRE AGREEMENT


23.1 This Agreement constitutes the entire agreement between the Parties hereto concerning the subject matter hereof and any representation, promise or condition in connection therewith, not incorporated herein, shall not be binding upon either Party. Before signing this Agreement the Parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transaction which is the subject of this Agreement and their aspirations for its success. In such conversations and writings, individuals representing the Parties may have expressed their judgements and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement including without limitation the exhibits, schedules and attachments thereto are intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly is intended by either Party to be legally binding. Both Parties acknowledge that in deciding to enter into the Agreement and to consummate the transaction contemplated thereby neither has relied upon any statement or representations, written or oral, other than those explicitly set forth therein.

ARTICLE 24 - ASSIGNMENT

24.1 This Agreement, and all rights and obligations hereunder, are personal as between the Parties and shall not be assigned in whole or in part by any of the Parties to any other person or company without the prior written consent of the other Party. When assigned as permitted herein this Agreement shall be binding on each Party's successors and assigns.

ARTICLE 25 - TITLES

25.1 It is agreed that the marginal headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 26 - PUBLICITY

26.1 Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld applying a reasonableness standard applicable to a large pharmaceutical company, save only such announcements that are required by law to be made or that are otherwise agreed by the Parties. Such announcements shall be factual. If a Party decides to make an announcement required by law, it will give the other Party at least five (5) business days advance notice, where possible, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934 as amended, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that there be omitted from the materials that are publicly filed any information that the receiving Party reasonably requests to be deleted, unless in the opinion of the disclosing Party's legal counsel such Confidential Information is legally required to be fully disclosed.

ARTICLE 27 - UNENFORCEABLE PROVISIONS

27.1 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

ARTICLE 28 - OTHERS

28.1 As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

ARTICLE 29 - EXECUTION

29.1 This Agreement shall be executed in two (2) counterparts each of which shall for all purposes be deemed an original.

ARTICLE 30 - HSR CONDITION

30.1 The effectiveness of this Agreement and the Parties' rights and obligations under this Agreement are conditioned upon expiration or termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Waiting Period"). The Parties agree to request early termination or waiver of the HSR Waiting Period. All payments that would otherwise have been payable during the period between the Effective Date and the termination of the HSR Waiting Period shall be paid within three
     (3) business days of termination of the HSR Waiting Period.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.


                                   BIOCRYST PHARMACEUTICALS, INC.

Witness:
        -------------------------
                                   By:  /s/ Charles E. Bugg
                                        -------------------------
                                   Name: Charles E. Bugg

                                   Title:  Chairman/CEO
                                           -------------------------

                                   Date:   September 14, 1998
                                           -------------------------

                                   ORTHO-McNEIL PHARMACEUTICAL, INC.

Witness:
        -------------------------  By:  /s/ Robert G. Savage
                                        -------------------------
                                   Name: Robert G. Savage

                                   Title:  President
                                           -------------------------

                                   Date:  September 14, 1998
                                          --------------------------

                                   R.W. JOHNSON PHARMACEUTICAL RESEARCH
                                   INSTITUTE, DIVISION OF ORTHO-McNEIL
                                   PHARMACEUTICAL, INC.

Witness:
        -------------------------
                                   By:  /s/ William A.M. Duncan
                                        -------------------------

                                   Name:  William A. M. Duncan

                                   Title:  Chairman
                                           -------------------------

                                   Date:  September 14, 1998
                                          -------------------------

                                     SCHEDULE 1

                                  EXISTING PATENTS


SCHEDULE 1A - U.S. PATENTS

     Schedule 1A - U.  S.  Patents

                                                                 Date of
Patent Number  Title                         Inventors           Issuance

5,602,277      Substituted Benzene           Babu et al.         Feb. 11,
               Derivatives Useful as                             1997
               Neuraminidase Inhibitors

     Schedule 1B - U. S. and International Patent Applications

[***]














---------------
***  Information omitted and filed separately with the Commission under Rule
     24b-2.

                                     SCHEDULE 2


                ASSAYS FOR DETERMINING WHETHER A COMPOUND IS ACTIVE
                            AGAINST THE INFLUENZA VIRUS




                                       [***]


















---------------
***   Information omitted and filed separately with the Commission under Rule
      24b-2.

                                      SCHEDULE 3

           COUNTRIES WHERE PATENT APPLICATIONS WILL BE FILED AND PROSECUTED


US
[***]


















------------------------
***   Information omitted and filed separately with the Commission under Rule
      24b-2.

                                     EXHIBIT A

                                      THE PLAN

                                     EXHIBIT B

                            ROYALTY CALCULATION EXAMPLE




                                        [***]





















---------------
***   Information omitted and filed separately with the Commission under Rule
      24b-2.